EXHIBIT (D)(6)

TRANSFER, CONSENT AND RESTATEMENT AGREEMENT

THIS TRANSFER, CONSENT AND RESTATEMENT AGREEMENT (this "Agreement") is made as of this 31st day of May, 2005 by and among North Track Funds, Inc., a Maryland corporation ("North Track"), on behalf of its various mutual fund series (each, a "Fund" and collectively, the "Funds"), B.C. Ziegler and Company, a Wisconsin corporation ("B.C. Ziegler"), and Ziegler Capital Management, LLC, a Wisconsin limited liability company ("ZCM").

RECITALS:

WHEREAS, B.C. Ziegler and ZCM are each wholly-owned subsidiaries of The Ziegler Companies, Inc. (“Ziegler Companies”);

WHEREAS, B.C. Ziegler presently serves as investment advisor (a) to the Dow Jones Equity Income 100 Plus Fund pursuant to the terms of an Investment Advisory Agreement between B.C. Ziegler and North Track dated as of December 17, 2004 (the "Equity Income Fund Advisory Agreement"); (b) to the Strategic Allocation Fund pursuant to the terms of an Investment Advisory Agreement between B.C. Ziegler and North Track dated as of December 10, 2003 (the "Strata Fund Advisory Agreement"); and (c) to all of the other Funds pursuant to the terms of an Investment Advisory Agreement between B.C. Ziegler and North Track dated as of December 31, 1998, as amended (the "Other Funds Advisory Agreement"; collectively, with the Equity Income Fund Advisory Agreement and the Strata Fund Advisory Agreement, the "Advisory Agreements");

WHEREAS, Ziegler Companies is undertaking a reorganization of the asset management business currently conducted by B.C. Ziegler, under which, effective as of 12:01 a.m., Central time, on June 1, 2005, certain assets related to the asset management business, including the provision of investment advisory services to the Funds pursuant to the Advisory Agreements, will be distributed to Ziegler Companies and then contributed by Ziegler Companies to ZCM pursuant to ZCM’s Operating Agreement (the "Asset Management Reorganization");

WHEREAS, the parties desire and intend that, following the Asset Management Reorganization, ZCM shall carry on and conduct the duties and responsibilities of B.C. Ziegler as investment advisor to the Funds on terms and conditions, including the scope of investment management services to be provided and the fees to be paid by the Funds for those services, which are identical to the terms of the relevant Advisory Agreements for the Funds;

WHEREAS, in order to effect the Asset Management Reorganization, it is necessary for B.C. Ziegler to transfer its rights and responsibilities under the Advisory Agreements to ZCM, through Ziegler Companies, and for ZCM to agree to assume and perform all of B.C. Ziegler's responsibilities under the Advisory Agreements;

EXHIBIT (D)(6)

WHEREAS, all of the parties hereto agree and consent to the transfer of the Advisory Agreements by B.C. Ziegler to ZCM, through Ziegler Companies;

WHEREAS, the parties therefore intend that the Advisory Agreements should each be amended and restated solely to substitute ZCM for B.C. Ziegler as investment advisor thereunder, and not to make any other changes thereto;

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties hereto agree as follows:

1.    Transfer and Consent. Effective at 12:01 a.m., Central local time on June 1, 2005 (the "Effective Time"), B.C. Ziegler hereby distributes to Ziegler Companies all of its rights, duties and obligations under each of the Advisory Agreements, and Ziegler Companies hereby contributes to ZCM all of such rights, duties and obligations. Upon such distribution and contribution, ZCM agrees to become bound by the terms and conditions of each of the Advisory Agreements and to assume, discharge, perform and become liable for the performance of all of B.C. Ziegler's duties and obligations under each of the Advisory Agreements. North Track, by action of its Board of Directors, confirms its consent to such distribution and contribution. Accordingly, from and after the Effective Time, the Advisory Agreements, as amended and restated pursuant to Section 2 below, shall continue in full force and effect with all duties and obligations of B.C. Ziegler thereunder becoming the duties and obligations of ZCM, and all rights of B.C. Ziegler under the Advisory Agreements becoming the rights of ZCM enforceable by ZCM.

2.    Amendment and Restatement of Advisory Agreements. At the Effective Time, the investment advisor to the Funds shall be changed from B.C. Ziegler to ZCM and the Advisory Agreements shall each be amended and restated solely to substitute ZCM for B.C. Ziegler as investment advisor thereunder.

3.    Effect of Transfer, Amendment and Restatement. Because (among other factors): (a) B.C. Ziegler and ZCM are under common control, with each owned by The Ziegler Companies, Inc.; (b) all of the investment and managerial personnel of B.C. Ziegler who are currently responsible for the investment advisory services that B.C. Ziegler provides to the Funds will continue in those roles as personnel of ZCM following the Asset Management Reorganization; and (c) the terms and conditions applicable to ZCM's provision of investment advisory services to the Funds following the Asset Management Reorganization, as set forth in the amended and restated Advisory Agreements, will be identical to the corresponding terms and conditions of the current Advisory Agreements, including without limitation, the scope of the services to be provided, the standard of care and the fees to be charged for those services, the parties hereto acknowledge and intend that the transfer described above, the change of investment advisor to the Funds from B.C. Ziegler to ZCM, and the amendment and restatement of the Advisory Agreements in connection with the Asset Management Reorganization as contemplated herein shall not be deemed an "assignment" within the meaning of the Investment Company Act of 1940 by virtue or Rule 2a-6 thereunder.

EXHIBIT (D)(6)

IN WITNESS WHEREOF, each of the parties hereto caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first written above.

NORTH TRACK FUNDS, INC.

By:   /s/ David G. Stoeffel

David G. Stoeffel, President

B.C. ZIEGLER AND COMPANY

By:   /s/ John J. Mulherin

John J. Mulherin, Chief Executive Officer

ZIEGLER CAPITAL MANAGEMENT, LLC

By:   /s/ David G. Stoeffel

David G. Stoeffel, President